EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in this registration statement of Leisureplanet Holdings, Ltd. on Form S-3 and related prospectus, for the registration of 3,564,725shares of Common Stock, of our report dated September 25, 1998 in the Annual Report on Form 10-K filed on October 9, 1998 (File No. 0-27494) and on our audits of the consolidated financial statements of First South Africa Corp., Ltd. and subsidiaries as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998.



/s/ Price Waterhouse Company, Inc.
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PRICE WATERHOUSE COMPANY, INC.
Chartered Accountants (SA)

Sandton, South Africa

May 14, 1998